SPONSORED RESEARCH AGREEMENT FY06-ORA3-06

THIS AGREEMENT is entered into by and between the Board of Regents of the University of Oklahoma, an educational agency of the State of Oklahoma (hereinafter referred to as "University") and 3DICON Corporation, an Oklahoma corporation with principal offices at P O Box 470941, Tulsa, OK 74147-0941 (hereinafter referred to as "Sponsor").

WITNESSETH

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to University and to Sponsor, will further the instructional and research objectives of University in a manner consistent with its status as a non-profit, state, educational institution, and may derive benefits for both Sponsor and University through the advancement of knowledge through discovery and the creation of new technologies;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to the following:

SECTION 1. DEFINITIONS

1.1 "Confidential/Proprietary Information" shall mean any and all proprietary knowledge, know-how, practices, processes, or other information related to the Project disclosed or submitted in writing or in other tangible form to either party by the other and which is conspicuously marked "Confidential" or similar proprietary legend.

1.2 "Invention" shall mean any invention, discovery, improvement, enhancement, concept, product, or idea made during the Project whether or not patentable or copyrightable, including but not limited to processes, machines, methods, computer software, formulas, and know-how directly relating thereto An Invention is "made during the Project" if it arises from work performed pursuant to the Project conducted under this Agreement and is made during the Period of Performance.

l.3 "Joint Invention" shall mean all Inventions made jointly by one or more employees of University and by one or more employees of Sponsor during the Period of Performance and the Project.

1.4 "Period of Performance" is the term of this Agreement as set forth in Section 3 below, unless earlier terminated as provided for in Section 5.

1.5 "Project" shall mean the research project entitled Investigation of 3-Dimensional Display Technologies as described in Appendix A, under the direction of James Sluss Jr. as Principal Investigator.

1.6 "Sponsor Invention" shall mean individually and collectively all Inventions conceived and/or made solely by one or more, employees of Sponsor during the Period of Performance and the Project.

1.7 "University Invention" shall mean individually and collectively all Inventions conceived and/or made solely by one or1 more employees of University during the Period of Performance and the Project.

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SECTION 2. RESEARCH WORK

2.1  University does not guarantee specific research results but will exercise good faith efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement Sponsor understands that University's primary mission is education and advancement of knowledge and consequently the Project will be designed to carry out that mission

2.2  The manner of performance of the Project shall be determined solely by the Principal Investigator. In the event the Principal Investigator becomes unable 01 unwilling to continue the Project and a mutually acceptable substitute is not available, either party shall have the option to terminate the Project.

2.3  Sponsor agrees that, if funds are exhausted prior to completion of the research, University will, at the option of Sponsor, submit a final report of accomplishments or provide an estimate of additional funds required to complete the Project and will continue the research if such funds are provided by Sponsor On a calendar quarterly basis, University shall provide Sponsor a report of the status of the use of funds on the Project.

2.4 University shall be free to continue research, and Sponsor shall not gain any rights via this Agreement to other research. University does represent that no research shall be done in direct competition with the Project provided herein.

2.5 The Principal Investigator shall furnish Sponsor periodic (not less frequently than quarterly) letter reports summarizing progress on the Project The Principal Investigator shall prepare and submit, on behalf of University, a final report to the Sponsor within ninety (90) days of the termination of this Agreement

2.6 In the event of termination of the Project under section 2.2 or section 2.3 or section 5 below, the University shall provide an option to Sponsor to the research developed under this Agreement to the date of termination in accordance with Section 8.3 Such option shall be negotiated in accordance with Section 8.3.

SECTION 3. PERIOD OF PERFORMANCE

3.1 The Period of Performance will be: July 15, 2005 through January 14, 2007.

SECTION 4. COSTS, BILLINGS AND OTHER SUPPORT

4.1 Unless this agreement or the project is terminated before the expiration of the Period of Performance, for the services, reports, and other items to be delivered hereunder Sponsor shall pay University a fixed price in the amount of Four Hundred Fifty-Three Thousand Five Hundred Eighty Four Dollars and no cents ($453,584 00). Upon execution of this contract, Sponsor shall pay University Five Hundred Dollars and 00/00 cents ($500.00). Within ninety days of the execution of this contract, Sponsor shall pay University Seventy-Five Thousand and Ninety-Seven Dollars and 33/00 cents ($75,097 33) The remaining portion or Three Hundred Seventy-Seven Thousand Nine Hundred Eighty-Six Dollars and 67/00 cents ($377,98667) shall be due and payable without interest to the University of Oklahoma as follows: on October 15, 2005: $75,597.33; on January 15, 2006: $75,597.33; on April 15, 2006: the balance of $226,792 01, The University agrees to incur expenses primarily in accordance with the cost estimate included in Appendix B ("Budget"), which by reference is made a part hereof for all purposes If Sponsor terminates this Agreement prior to the expiration of the Period of Performance, it shall pay all amounts due and owning the University through the date of termination including all non-cancelable commitments for equipment; provided, that any equipment Sponsor has financed as of the date of termination shall be transferred to Sponsor.

4.2  The University agrees to incur1 expenses substantially in accordance with the cost estimate included in Appendix B ("Budget"), incorporated herein by reference., University reserves the right to re-budget funds as necessary for completion of the Project. Any proposed rebudget greater than 25% shall be reported to Sponsor.

4 3 If this Agreement is terminated by University or Sponsor before the end of the eighteen month period, Sponsor shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement Title to equipment furnished by Sponsor to University, if any, shall remain with the Sponsor, The costs of transporting, installing and servicing any equipment used herein, whether the property of University or Sponsor, shall be allowable under this Agreement.

SECTIONS 5. TERMINATION

5.1 Either party may terminate this Agreement at any time by giving not less than sixty (60) days prior written notice to the other. In the event of early termination, Sponsor agrees that University shall be reimbursed the fixed price of this agreement on a pro-rated scale to the date of the termination

5.2  In the event that either party shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy the default or breach within ninety (90) days after receipt of written notice thereof from the other party, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending written notice of termination in accordance with Section 10 to the defaulting party and the termination shall be effective as of the date of the receipt of the notice.

5.3 Termination of this Agreement by either party for any reason shall not affect the rights and obli-gations of the parties accrued prior to the effective date of termination of this Agreement, except insofar as Sponsor's breach of contract for failure to make payments under Section 4 shall cause Sponsor to forfeit its rights under Section 8 The rights and duties of Sections 6,8, 9 and 11 of this Agreement shall survive termination

SECTION 6. PUBLICITY

6.1 Neither party to this Agreement may use the name or mark of the other nor the name(s) of the other's employees in news releases, publicity, advertising, or product promotion without the prior written permission of' the other.

SECTION 7. PUBLICATION

7.1 Subject to confidentiality provisions, University and Sponsor shall have the right at its discretion to release non-proprietary information or to publish any material resulting from the Project The party proposing to publish will furnish a copy of any proposed publication to the other party for its review at least thirty (30) days in advance of submission for publication. University shall not publish any material or information designated by Sponsor, in its sole discretion, as confidential or proprietary Publication of specific results may be delayed for a limited period, not to exceed sixty (60) days, to protect any patentable subject matter and remove Sponsor Proprietary Information contained in the publication.

Sponsor agrees to limit disclosure of such copies to its employees solely for the puiposes of review and comment unless otherwise agreed in writing by University No unreasonable delay shall be imposed on the filing, defense or publication of any student thesis or dissertation University shall give Sponsor the option of being acknowledged in such publication for its sponsorship of the Project

SECTION 8. INTELLECTUAL PROPERTY

8.1 Any University Invention shall belong to University and any Sponsor Invention shall belong to Sponsor; provided however, subject to confidentiality provisions, University is hereby granted a royalty-free, nonexclusive and nontransferable right and license to Sponsor Inventions for non-commercial, educational and research purposes. Any Joint Invention shall belong to University and Sponsor, jointly University shall execute a non-disclosure agreement covering Inventions, as may be required by Sponsor

8.2 University will provide Sponsor with a written disclosure of any University Invention or Joint Invention promptly upon its being reported to the University by the Principal Investigator Sponsor1 will provide University with a written disclosure of any Sponsor Invention or Joint Invention promptly upon its being reported to Sponsor by a Sponsor investigator Sponsor shall execute a non-disclosure agreement covering Inventions, as may be required by the University; provided, that such non-disclosure agreement shall not impede the commercial use and exploitation of Invention licensed to Sponsor under this contract

8.3 University hereby giants to Sponsor an option to negotiate an exclusive license to a University Invention and University rights in a Joint Invention. The terms and conditions of the license shall be as set forth on the Exclusive License Agreement attached to this Agreement as Appendix C, except that the royalty to be paid University on a license for which Sponsor exercises its option shall be determined by the parties at the time of exercise The royalty shall be within the range of royalties set forth on Appendix C Each option shall be exercised as follows:

(a)  Sponsor shall exercise its option to negotiate a license agreement for any such Inventions within sixty (60) days of Sponsor's receipt of University's written disclosure of the Invention to Sponsor by University.

(b)  Sponsor shall exercise its option by executing the attached License Agreement, inserting Sponsor's offer as to the royalty amount and delivering it to University.

(c)  Sponsor and University shall negotiate the royalty applicable to the license in good faith for a period that shall not exceed one hundred eighty (180) days from University's notice of disclosure to Sponsor, or such other period of time agreeable to both patties,

(d)  In the event that Sponsor and University fail to reach an agreement on the amount of the royalty during that period of time, the University shall have the right to dispose of the Invention, at its sole and exclusive discretion with no further obligation to Sponsor,

SECTION .9. CONFIDENTIALITY

91 Each party shall be responsible for the protection of Confidential/Proprietary Information disclosed between the parties in the performance of the work described in Appendix A. A separate Confidentiality Agreement will be executed between the parties and incorporated into this Agreement through written modification to this Agreement.

SECTION 10. NOTICES

10 1 Notices, invoices, communications and payments shall be submitted to the offices identified below Contractual notices and communications hereunder shall be deemed made as of the date of mailing if given by overnight courier service or by registered, certified or first class mail, postage prepaid, and addressed to the party to receive such notice or communication at the address(es) given below, or such other address as may hereafter be designated by notice in writing

Name:	Martin Keating 3DICON
Address:	Corporation PO, Box 470941 Tulsa, OK 74147-
City, State, ZIP Code:	0941 (918) 492-5082
Phone/Fax:	mkauthor@aol. com	(918) 492-5367
e-mail:

John M O'Connor, Esq.
with a simultaneous copy to	15 W. 6th Street, Suite 2700
	Tulsa, OK 74119-5423 (919)587-0101 joconnor@newtonoconnor.com	(918)587-0102

Name:	Martin Keating
Address:	3DICON Corporation
P., O Box 470941
City, State, ZIP Code:	Tulsa, OK 7414 7-0941 (918) 492-5082
Phone/Fax:		(918) 492-5367
e-mail:	mkautb.or@aol .com

with a simultaneous copy to
Philip W Suomu P.O.. Box 191677 Dallas, TX 75219 tel. 214-528-5244 cell 214-675-7365 psuomu@rrisn.com

Name:	Suzanne Turek
Address:	Post Award Financial Services 731 Elm Avenue, Ste 134 :
City, State, ZIP Code	Norman, OK 73019
Phone/Fax:	(405) 325-4979	(405) 325-0165
e-mail:	sturek@ou.edu

Name:	Gayle Parker
Address:	Office of' Research Services 731 Elm Avenue, Ste 134
City, State, ZIP Code:	Norman, OK 73019
Phone/Fax:	(405) 325-6061	(405) 325-6029
e-mail:	gparker@ou.edu

Name:	Dr, James Sluss Ir,
Address:	School of Electrical & Computer Engineering - CEC 219 202 W, Boyd Street
City, State, ZIP Code:	Norman, OK 73019
Phone/Fax:	(918) 660-3254	( )
e-mail:	sluss@ou.edu

SECTION 11. GENERAL TERMS AND CONDITIONS

11.1 This Agreement may not be assigned by either party in whole or in part without the prior written permission of the non-assigning party.

11.2 This Agreement shall be governed by the laws of the State of Oklahoma, without giving force and effect to its choice of law provisions. Any legal action in connection with this Agreement shall be filed in a court of competent jurisdiction in the State of Okalahoma, to which jurisdiction and venue spponsor expressly agrees.

11.3 Should the parties to this Agreement be unable to resolve between themselves any dispute arising from any of the provisions within this Agreement, each party shall have recourse under the law, In the event that either party commences action in law or equity to enforce any provision of this Agreement, the losing party shall pay to the prevailing party, reasonable attorneys' fees and expert witness fees fixed by the court.

11.4 If any provision(s) of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.5 This Agreement, including Appendices A, B and C, constitutes the entire agreement and understanding between the parties and supersedes all prior and/or contemporaneous discussions, representations, or agreements, whether written or oral, of the parties relating to the work to be performed This Agreement may be extended, renewed or otherwise amended at any time, but only by the mutual written agreement of the parties.

11.6  This Agreement may be executed in several counterparts, each of which shall be deemed the original, but all of which shall constitute one and the same instrument.

11.7  The parties agree that this Agreement shall be binding upon their respective successors, assigns or transferees of any nature, if assignment and/or transfer is permitted in accordance with the terms of this Agreement.

11.8  Sponsor agrees that it shall comply with the export control laws and regulations of the United States of America Sponsor shall be responsible for obtaining all information regarding such regulations that is necessary for Sponsor to comply with such regulations, Sponsor agrees that it will comply with all other applicable laws, orders and regulations relating to the use and/or transfer of deliverables specified in Appendix A and that it will not at any time take any action which would cause University to be in violation of any such laws, orders and regulations.

11.9 In the performance of all services hereunder, the parties shall be deemed to be and shall be independent contractors and, as such, neither shall be entitled to any benefits applicable to employees of the other. Neither party is authorized or empowered to act for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, and/or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

11.10  Sponsor shall indemnify, defend, and hold University, its Regents, officers, agents, students, and employees harmless from and against liability for any and all claims, demands, damages, liabilities, fines, penalties, losses, expenses, costs, and fees of any nature (e.g., attorneys' fees) including, but not limited to, bodily injury, death, personal injury, illness, product liability, and property damage arising from Sponsor's use of information or materials received from University, by Sponsor or its officers, servants, agents, or of any third patty acting on behalf of or under authorization from Sponsor including without limitation, use of products, developed or made arising out of or in connection with this Agreement. University will give Sponsor notice of any claim it receives within ten (10) business days of receipt of a claim by University.

11.11  University agrees to be responsible for its own negligent acts and omissions and those of its employees and agents in accordance with the Oklahoma Governmental Tort Claims Act, 51 OS 1991 151, et seq,, as amended.

11.12  The parties recognize that Inventions or' other proprietary information may arise from research sponsored in whole or in part by governmental agencies and shall be governed by the provisions of applicable law.

11.13  As applicable, the provisions of Executive Order 11246, as amended by EO 11375 and EO 11141 and as supplemented in Department of Labor regulations (41 CFR Part 60 et seq ) are incorporated into this Agreement and must be included in any subcontracts awarded involving this Agreement The parties represent that all services are provided without discrimination on the basis of race, color, religion, national origin, disability, sex, or veteran's status; they do not maintain nor provide for their employees any segregated facilities, nor will the parties permit their employees to perform their services at any location where segregated facilities are maintained. In addition, the parties agree to comply with Section 504 of' the Rehabilitation Act and the Vietnam Era Veteran's Assistance Act of 1974, 38 US C §4212.

11.14 The terms of this Agreement shall not be binding upon any of the parties hereto until it has been properly executed on behalf of each party to the Agreement in the spaces provided below. It is then effective as of the starting date of the period of performance.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives on the dates set forth below.

3DICON CORPORATION	THE BOARD OF REGENTS OF THE
UNIVERSITY OF OKLAHOMA

BY: Martin Keating	BY: Susan Wyatt Sedwick

TITLE: President	TITLE: Associate Vice President for Research

DATE: July 15, 2005	DATE: 7/13/05

READ AND UNDERSTOOD:

BY: James J. Sluss, Jr.	DATE: 7/17/05

Appendix A

Investigation of 3-Uimensional Display Technologies

A Phase II Proposal to:

3D Icon Corporation Attn: Martin Keating
P.O. Box 470941
TuIsa, OK 74147-0941
Phone: 918=492-5082
FAX: 918-492-5367

Submitted by:

James J Sluss, Jr., Piamode K Venna and Monte P Tull
School of Electrical & Computer Engineering
University of Oklahoma

December 2, 2004

Introduction

The University of Oklahoma - Tulsa and 3D Icon Corporation entered into a Sponsored Research Agreement on April 20,2004, to carry out a project entitled "Investigation of Emerging Digital Holography Technologies " The tasks for this "Phase I" project were:

•  Literature review to determine key leading edge research in relevant areas

•      Review of related commercial products to identify technological approaches and potential competitors and/or partners

•  Preliminary patent review

•  Recommendations for product research and development directions

Based on our performance of these tasks, we strongly believe that opportunities exist to carry out research and development activities that can lead to new intellectual property and technology, Thus, we are proposing the following "Phase II" project

Phase II - Goals

•  To produce patentable and/or copyrightable intellectual property

•      To produce proof-of-concept technology that demonstrates the viability of the intellectual property.

•  To assess opportunities for manufacturing technological products in Oklahoma,

Phase II - Proposed Statement of Work

Investigate magnetic nanospheres (MNs) for use as a projection media.
•  What is the most appropriate size?

•  Different sizes for different wavelengths?

•  What is the optimal density, i.e.., # of particles per unit volume?

•      What is the most effective means of controlling their distribution in an unbounded volumetric space?

•  Ate off-the-shelf MNs sufficient, or do we require custom MNs?

Develop a control platform to actively distribute {MNs) in an unbounded volumetric space

•      Design and fabricate prototype hardware

•  Design and develop control software

•  Evaluate for manufacturability

•  Evaluate for reliability.

Investigate the doping of MNs with fluorescent materials for light emission at different wavelengths, i.e., develop fluorescent MNs (FMNs)

•  Which dopants should be used?

•  What are the optimal dopant concentrations?

•  Can these FMNs be produced in-house?

•     If so, is there an opportunity for OU-3DIcon to develop a small-scale manufacturing facility and establish pre-eminence as a supplier?

Evaluate other display medium technologies for potential strategic partner ships

•	If other technologies (e g,,, Fog Screen) can be obtained, evaluate their performance for the targeted application,

Evaluate the most appropriate (from a cost-to-benefit standpoint) .solid-state light sources for projection applications

•  Brightness

•  Output wavelength - possibly matched to key absorption window of FMNs

•  Footprint (size)

Investigate the use of TI's DLP technology to actively steer optical beams for 3D image formation.

•  Design and fabricate a proof-of-concept sub-system using DLP technology,

•       Design and fabricate hardware Design and develop control software

Develop software for displaying ideal 3D images

Investigate software interface issues with other image capture technologies.

Phase II - Budget Justification

The largest portion of the proposed 18-month budget will go toward personnel salaries and fringe benefits, Drs. Sluss and Tull are both budgeted for three summer months of full-time support, two each during the first summer and one each during the second summer of the project Dr. Verma is budgeted for two half months of summer support, one half-month per summer. A full-time research associate is budgeted to work with Drs. Sluss and Verma in Tulsa for 18 months, A half-time graduate research assistant is budgeted to work with Dr. Tull in Norman for 18 months.

We are budgeting $65k for equipment, plus $45k for materials and supplies, to fabricate and test a prototype display. We are budgeting $8k for travel, potentially to vendor sites and/or trade shows.

Phase II - Proposed Project Timeline

Tasks	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17	18

Procure DLP equipment
Training
Simulation (3-D coordinates)
Programming/debugging
1-color control
2-color control
3-color control

Investigate projection media
Design control system
Procure equipment
Fabricate control system
Integrate with DLP

Construction of prototype
Testing/performance analysis

Intellectual property documentation
Engineering documentation

Appendix B
 DETAIL BUDGET
CUMULATIVE

A. SENIOR PERSONNEL	SPONSOR REQUEST	OU COST SHARE	TOTAL
1. Principal Investigator James J. Sluss, Jr.	$32,986		$32,986
2. Co-Principal Investigator Pramode K. Verma	$11,791		$11,791
3. Co-Principal Invesigator Monte P. Tull	$23,150		$23,150
4.
5.
6. ( ) TOTAL SENIOR PERSONNEL (1-5)	$67,927		$67,927
B. OTHER PERSONNEL
1. ( ) POST DOCTORAL ASSOCIATES
2. (1) OTHER PROFESSIONALS (TECHNICIAN, PROGRAMMER, ETC.) Hakki Refai	$61,000		$61,000
3. ( ) PROJECT SECRETARIAL/CLERICAL
4. ( ) GRADUATE STUDENTS Erik Petrick - Ph.D. Student @ .05 FTE x 18 mos.	$29,280		$29,280
5. ( ) UNDERGRADUATE STUDENTS
6. ( ) OTHER
TOTAL SALARIES AND WAGES (A+B)	$158,207		$158,207
A. FRINGE BENEFITS	$49,167		$49,167
TOTAL SALARIES WAGES AND FRINGE BENEFITS (A+B+C)	$207,374		$207,374
B. PERMANENT EQUIPMENT DMD Discover Kit (2) DMD boards High-speed PC Optical Mounting HW
TOTAL PERMANENT EQUIPMENT	$65,000		$65,000
E. TRAVEL** 1 DOMESTIC: 2 FOREIGN	$8,000		$8,000
F. PARTICIPANT SUPPORT COSTS 1. STIPENDS 3. SUBSISTENCE 2. TRAVEL 4. OTHER
G. OTHER DIRECT COSTS
1 MATERIALS AND SUPPLIES	$45,000		$45,000
2. PUBLICATION COSTS/DOCUMENTATION DISSEMINATION
3. CONSULTANT SERVICES
4. COMPUTER (ADPE) SERVICES
5. SUBCONTRACTS
6. TUITION	$3,230	$6,139	$9,370
7. OTHER
TOTAL OTHER DIRECT COSTS	$28,320	$6,139	$54,370
H. TOTAL DIRECT COSTS (A THROUGH G)	$328,604	$6,139	$334,744
I. INDIRECT COSTS: Base = $260,374	$124,980		$124,980
J. TOTAL PROJECT COSTS	$453,584	$6,139

*Travel expenses will be reimbursed at federal rates, state rates or specified rates, as appropriate

— Revised (06/28/2002)

Appendix C

EXCLUSIVE PATENT LICENSE AGREEMENT

FOR VALUABLE CONSIDERATION, this AGREEMENT is entered by and between the Board of Regents of the University of Oklahoma, a public corporation of the State of Oklahoma having offices in Norman, Oklahoma ("UNIVERSITY"), and 3DICON Corporation, a corporation of the State of Oklahoma, having offices at P., O Box 470941, Tulsa, OK 74147-0941 ("LICENSEE"), effective as of _______ ("EFFECTIVE DATE"):

ARTICLE 1 -BACKGROUND

1.1 Except as specifically provided in this Agreement, UNIVERSITY is the owner of the entire light, title, and interest in the inventions described and claimed in the UNIVERSITY disclosure documents ("INVENTIONS"), patent applications or continuations and/or divisions thereof, foreign equivalent applications, and United States and/or foreign patents issuing on any of the foregoing, as well as all reissues and temporal extensions thereof (hereinafter collectively referred to as "PATENT RIGHTS") all as set forth in Exhibit A, attached hereto and incorporated herein, PATENT RIGHTS shall also include IMPROVEMENTS (defined hereafter) and as provided in Article 8; and

1.2 WHEREAS, LICENSEE engaged UNIVERSITY to perform two sponsored research projects regarding the INVENTIONS pursuant to agreements numbered___ and _____ (the"SRAs"); and

1.3 WHEREAS, LICENSEE and UNIVERSITY desire to enter this Agreement whereby UNIVERSITY giants to LICENSEE an exclusive license to all commercial uses of the INVENTIONS and PATENT RIGHTS; and

1.4 WHEREAS, UNIVERSITY and LICENSEE have taken the necessary actions to obtain authorization to enter this Agreement.

NOW THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged by the patties, UNIVERSITY and LICENSEE agree as follows:

ARTICLE 2 - DEFINITIONS

Terms in this Agreement (other than names of parties and Article headings) which are set forth in upper case letters shall have the meanings established for such terms in the following paragraphs of this Article 2 unless expressly set forth elsewhere herein.

2.1 "ACCOUNTING PERIOD" shall mean each calendar quarter period ending March 31, June 30, September 30, and December131 of each calendar year

2.2 "FIELD" means the field of digital holography, including the capture of an image, the transmission of the image, and the projection or other recreation or display of the image.

Deleted 2.3

2.4  "IMPROVEMENT(S)" means any modification by UNIVERSITY or .jointly by UNIVERSITY and LICENSEE of the LICENSED PRODUCT(S), provided such modified product, if unlicensed, would infringe one or more claims covered under and/or included in PATENT RIGHTS; and further provided, IMPROVEMENTS made by UNIVERSITY as referred to in this
Agreement are specifically limited to IMPROVEMENTS in the FIELD made by employees of the UMVERSITY pursuant to a research agreement funded by LICENSEE, as long as UNIVERSITY first offered LICENSEE, and LICENSEE rejected, a right of first refusal on any SRA (or similar research contract) offered to UNIVERSITY relating thereto or an exclusive license covering the improvement, on the terms set forth in this Agreement

2.5  "LICENSED PRODUCT(S)" shall mean any product or part thereof, the manufacture, use, sale, offer to sell, importation, distribution, service or transfer of which:

(a)  is covered by a valid claim of an issued, unexpired U S or1 foreign patent(s) directed to the PATENT RIGHTS; or

(b)  is covered by any claim prosecuted in a pending U.S or foreign patent application directed to the PATENT RIGHTS; or

(c)  incorporates any INVENTIONS or IMPROVEMENTS; or

(d)  incorporates any LICENSED TECHNOLOGY received from UNIVERSITY; or

(e)  incorporates any joint TECHNOLOGY IMPROVEMENTS; or

(f)  is derived from , includes or incorporates another LICENSED PRODUCT

2.6 "LICENSED TECHNOLOGY" shall mean existing, technical information, pertinent to the development of the INVENTIONS, owned by UNIVERSITY as of the EFFECTIVE DATE, that was developed and/or invented by UNIVERSITY under, or in the course of performance of, the SRAs, and which the UNIVERSITY is contractually and legally free to transfer.

2.7  "LICENSEE IMPROVEMENT" shall have the meaning set forth in Paragraph 8,3, below.

2.8  "MINIMUM ROYALTY" shall have the meaning set forth in Paragraph 5.3, below.

2.9  -**"NET SELLING PRICE" shall mean, except as set for in Paragraph 2.9.4, the amount LICENSEE billed or invoiced on sales, leases or other transfers of LICENSED PRODUCT(S), less sales taxes, shipping and/or insurance if these are separately itemized on the bill or invoice and collected by LICENSEE LICENSED PRODUCT(S) shall be deemed to be sold or leased when the LICENSEE invoices for such LICENSED PRODUCT(S); provided, that upon expiration of all PATENT RIGHTS covering LICENSED PRODUCT(S) or upon any termination of the last to expire patent and/or copyright, all shipments made on or prior to the day of such expiration or termination which have not been billed out prior thereto shall be considered as sold (and therefore subject to royalty) .

29.1 All taxes, fees or other payments of any matter or kind whatsoever imposed by any governmental authority in connection with the sale, lease or other disposition of LICENSED PRODUCT(S) or otherwise in connection with this Agreement shall be paid by LICENSEE

29.2 In no event shall the NET SELLING PRICE, as used to determine the PATENT ROYALTY, be less than those charged to outside concerns buying similar merchandise in similar amounts and under similar conditions.

29.3 Where LICENSED PRODUCT(S) are not sold, but are otherwise disposed of other than for promotional purposes, the NET SELLING PRICE of such products for the purposes of computing royalties shall be the selling price at which LICENSED PRODUCT(S) of similar kind and quality, sold in similar quantities, are then currently being offered for sale by LICENSEE or other manufacturers . Where such products are not currently sold or offered for sale by LICENSEE or other manufacturers, then the NET SELLING PRICE, for the purpose of computing royalties, shall be LICENSEE'S cost of manufacture, determined by LICENSEE'S customary accounting procedures, plus two hundred and fifty percent (250%) of the cost of manufacture.

29.4 If a LICENSED PRODUCT is sold in combination with an ACTIVE COMPONENT(s) not otherwise claimed in the PATENT RIGHTS and LICENSEE does not pay a royalty for such component that will result in a reduced royalty pursuant to Paragraph 5.4 then the NET SELLING PRICE, for purposes of determining the ROYALTY on the LICENSED PRODUCT in the combination, will be calculated by multiplying the NET SELLING PRICE of the combination by the fraction A/(A+B), where A is the invoice price of the LICENSED PRODUCT, if sold separately, and B is the total invoice price of any other ACTIVE COMPONENT(S) in the combination if sold separately, If the LICENSED PRODUCT and the ACTIVE COMPONENT(S) in the combination are not sold separately, the NET SELLING PRICE, for' purposes of determining the ROYALTY on the LICENSED PRODUCT, will be calculated by multiplying the NET SELLING PRICE of the combination by the fraction determined by mutual agreement of the parties, that reflects the relative contribution in value that the LICENSED PRODUCT contained in the combination makes to the total value of such combination to the end user.

2.10 "ROYALTY" shall have the meaning set forth in Paragraph 5.1.

2.11 "SUBLICENSE ROYALTY" shall have the meaning set forth in Paragraph 5.2.

2.12 "TECHNOLOGY IMPROVEMENTS" means any modification or discovery or invention by UNIVERSITY or jointly by UNIVERSITY and LICENSEE which is based on or derived from or uses or arises out of any LICENSED TECHNOLOGY TECHNOLOGY IMPROVEMENTS mayor may not be IMPROVEMENTS Provided, TECHNOLOGY IMPROVEMENTS made by UNIVERSITY as referred to in this Agreement are specifically limited to TECHNOLOGY IMPROVEMENTS in the FIELD made by employees of UNIVERSITY or jointly by UNIVERSITY and LICENSEE,, In the event any TECHNOLOGY IMPROVEMENT also constitutes an IMPROVEMENT, as defined herein, the provisions herein relating to TECHNOLOGY IMPROVEMENTS shall control with respect to the ownership of such TECHNOLOGY IMPROVEMENTS and with respect to ownership and control over any patent applications covering any such TECHNOLOGY IMPROVEMENTS.

2.13  "UNIVERSITY IMPROVEMENT" shall have the meaning set forth in Paragraphs 2.4, above and 8.2, below.

ARTICLE 3 - GRANT AND NONDISCLOSURE

3.1 UNIVERSITY hereby giants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, an exclusive license to exploit for all commercial purposes at all stages and in all manners, including without limitation, to make, manufacture, practice, develop, improve, enhance, market, use, service, sell, offer to sell, lease, import, export, distribute, sublicense or otherwise transfer anywhere and everywhere in the world LICENSED PRODUCT(S), PATENT RIGHTS, INVENTIONS, IMPROVEMENTS, TECHNOLOGY IMPROVEMENTS and LICENSED TECHNOLOGY (collectively, the "LICENSED RIGHTS") subject to LICENSEE'S obligations under state and federal law, including, but not limited to federal export control laws.

3.2  In granting this exclusive license, UNIVERSITY represents to LICENSEE that no rights hereby licensed have been or must or shall be granted to any third party, governmental entity or international organization by federal 01 state law or regulation or by any agreement to which UNIVERSITY is a party; and UNIVERSITY has no obligations regarding the licensed technology under agreements or otherwise with other sponsors of research.

3.3  The exclusive license granted in Paragraph 3.1 is subject to a reserved, non-exclusive license in UNIVERSITY to use LICENSED PRODUCT(S) and/or the LICENSED TECHNOLOGY for educational, research and public service purposes including, subject to confidentiality provisions in this Agreement, publication of research results to share PATENT RIGHTS and/or LICENSED TECHNOLOGY with other educational and non-profit institutions for non-commercial, educational and research purposes

3.4 Except only to the extent, if any, necessarily inherent in the manufacture, marketing, sale, lease 01 other1 transfer, including sublicensing of LICENSED PRODUCT(S) or' the sale, lease or transfer of its rights under the license or the sale of LICENSEE, LICENSEE agrees not to publish, disclose or cause to be published or disclosed to others (in whole or in part), all or any portion of the PATENT RIGHTS and LICENSED TECHNOLOGY without first obtaining written permission of UNIVERSITY, which permission shall not be unreasonably withheld

3.5  As long as Pramode Verma, Ph.. D, or James Sluss, Jr.,, Ph D is employed by UNIVERSITY, it shall be conclusively presumed that any patentable invention conceived of by Pramode Verma, Ph D, or James Sluss, Ph, D was conceived of in his capacity as an employee of UNIVERSITY and shall be promptly disclosed to and exclusively owned by UNIVERSITY regardless of the circumstances surrounding the conception and/or reduction to practice, and shall be subject to this Agreement.

3.6 Prior to entering into this Agreement, LICENSEE and UNIVERSITY entered into a confidentiality agreement attached hereto as Exhibit B and made a part hereof Therein LICENSEE promised to keep certain information confidential in exchange for receiving a disclosure of such information from UNIVERSITY, Pursuant to that agreement, UNIVERSITY has disclosed and will disclose to LICENSEE all information in the possession, custody or control of UNIVERSITY or its agents or attorneys relating to the PATENT RIGHTS. Nothing in this Agreement shall be construed in any way for any reason to void or cancel that prior1 confidentiality agreement, which remains in full force and effect; provided, that the terms of this Agreement shall control in the event of a conflict between the terms of this Agreement and the terms of the referenced confidentiality agreement,

ARTICLE 4 - SUBLICENSING

4.1 LICENSEE shall have the right to sublicense all or any part of the rights and licenses granted herein for such periods of time as LICENSEE deems in its best interest and sublicensees shall have the right to further sublicense the same, Any sublicense granted by LICENSEE or its sublicensee shall be subject to the terms and conditions of 'this Agreement and shall contain an express provision to that effect, No sublicense shall relieve LICENSEE of any of LICENSEE'S obligations under this Agreement unless UNIVERSITY consents in writing to such release.

4.2 At the time of granting any sublicense, LICENSEE shall provide UNIVERSITY a signed photocopy of LICENSEE'S written agreement with the sublicensee, and LICENSEE promptly shall upon request by UNIVERSITY furnish UNIVERSITY with copies of all accounting and notices between LICENSEE and such sublicensee during the entire life of the sublicense.

4.3 In the event the rights and licenses granted herein are terminated in accordance with this Agreement, LICENSEE immediately shall assign to UNIVERSITY any and all sublicenses and sublicensees immediately shall begin paying all monies or other consideration due LICENSEE under the sublicense to UNIVERSITY upon notice to such sublicensees from UNIVERSITY and LICENSEE shall include a provision to this effect in any sublicense granted by LICENSEE.

4.4 If LICENSEE grants a sublicense to any third party owned, in whole or in part, by LICENSEE, or owned, in whole or in part, by an entity which owns LICENSEE, in whole or in part, then any such sublicense shall be on terms such that UNIVERSITY receives the ROYALTY, as provided in Article 5 below, or the SUBLICENSE ROYALTY, whichever is greater.

ARTICLE 5 - ROYALTIES AND PAYMENT

5.1 Except as set forth in Paragraph 5.5, LICENSEE shall pay, within thirty (30) days of the end of each ACCOUNTING PERIOD in which LICENSEE receives a payment on which a royalty is due during each license year this Agreement is in effect, to UNIVERSITY a patent royalty ("ROYALTY") equal to [the parties shall negotiate in good faith the royally in the range between one-half and three] percent (.5% - 3%) of the NET SELLING PRICE of all LICENSED PRODUCT(S).

5.2 LICENSEE shall pay, within thirty (30) days of the end of each ACCOUNTING PERIOD in which LICENSEE receives a payment on which a royalty is due during each license year this Agreement is in effect, to UNIVERSITY a royalty ("SUBLICENSE ROYALTY") equal to [the patties shall negotiate in good faith the royalty in the range between twenty-five and fifty] percent (25% - 50%) of LICENSEE'S GROSS RECEIPTS from the sale, lease or other transfer by LICENSEE'S sublicensee of LICENSED PRODUCT(S) during the first two years of the sublicense and thereafter equal to [the paities shall negotiate in good faith the royalty in the range between twenty and twenty-five] percent (20% - 25%) of LICENSEE'S GROSS RECEIPTS from the sale, lease or other transfer by LICENSEE'S sublicensee of LICENSED PRODUCT(S); provided that, LICENSEE shall not pay both a ROYALTY and a SUBLICENSEE ROYALTY from the sale, lease or other transfer of the same LICENSED PRODUCT.

5.3  In the event the sum of all ROYALTIES plus all expenses paid by LICENSEE under Paragraph 10,2 hereof during any year of the term of this License does not equal Two Thousand, Five Hundred Dollars ($2,500), LICENSEE shall, within thirty (30) days following the end of such license year, pay to UNIVERSITY an amount which is the difference between the amounts paid by LICENSEE and Two Thousand, Five Hundred Dollars ($2,500) The first "license year" shall commence on the EFFECTIVE DATE and conclude on the fist anniversary of the EFFECTIVE DATE.

5.4 In the event that, (a) once LICENSED PRODUCT(S) have been produced and sold, leased or otherwise transferred for value by or for LICENSEE or one or more SUBLICENSEES for a continuous period of not less than two years; and (b) the sale, lease or other transfer of LICENSED PRODUCT(S) shall cease for a continuous period of not less than twelve consecutive calendar months during the term of this Agreement for reasons under LICENSEE'S direct control; and (c) LICENSEE shall have received consideration in exchange for such cessation: and (d) no royalties other than the minimum annual royalty referenced in paragraph 53 above have been received by UNIVERSITY during such cessation, then LICENSEE shall pay to UNIVERSITY a ROYALTY equal to fifteen percent (15%) of the amount received by LICENSEE in exchange for1 such cessation in full satisfaction of all obligations of LICENSEE due UNIVERSITY for the balance of the term of this Agreement In the event that, upon the occurrence of the conditions listed in this Paragraph 5.4(a) through (d), and while the LICENSED PRODUCT still maintains, in the opinion of LICENSEE, commercial marketability, LICENSEE does not receive any amount of money in exchange for such cessation, then LICENSEE shall pay to UNIVERSITY a ROYALTY equal to $350,000.00 in full satisfaction of all obligations of LICENSEE due UNIVERSITY for the balance of the term of this Agreement.

5.5 Notwithstanding the foregoing, if LICENSEE (and/or appertaining sublicensees, as the case may be) must obtain from any third party any licenses and/or sublicenses for patent rights in order to practice the PATENT RIGHTS or in order to develop, make, have made, use, import, offer for sale, sell, lease, import, export or provide LICENSED PRODUCTS, and/or if any claim is made against LICENSEE and/or its sublicensees alleging that the practice of the PATENT RIGHTS infringes any third party patent, then the ROYALTY payable by LICENSEE and/or its sublicensees under Paragraph 5.1 (or Paragraph 5.2, as the case may be) shall be reduced to an amount determined by multiplying the ROYALTY amount by a fraction, the numerator of which is the ROYALTY payment (prior to any reduction) and the denominator of which is the sum of: (a) the ROYALTY payment (prior to any reduction) and (b) the other royalties and/or payments incurred by LICENSEE and/or sublicensees.

5.6  In the event all issued patents included in PATENT RIGHTS licensed hereunder expire, LICENSEE no longer shall be obligated to pay ROYALTIES Further, if UNIVERSITY does not obtain an issued United States patent containing claims covering aspects of the LICENSED PRODUCT(S) within five (5) years from the EFFECTIVE DATE of this Agreement, then
LICENSEE shall not owe ROYALTIES thereafter to UNTVERSITY unless and until UNTVERSITY receives an issued United States patent containing claims covering the LICENSED PRODUCT(S).

5.7  All payments due hereunder are expressed in and shall be paid in United States of America Currency.

5.8 LICENSEE shall pay simple interest on any amounts not paid when due hereunder at two (2) points above the minimum APR (Applicable Federal Rate) for mid-term loans, as published by the IRS for the month in which the amount was due. Such interest shall be calculated on the unpaid principal balance thereof from the first date on which the payment of such monies was due through the date of actual payment.

ARTICLE 6 - ROYALTY REPORTS

6.1 Upon the first sale, lease or other transfer for consideration of LICENSED PRODUCT(S) by either LICENSEE or any sublicensee (whichever shall occur first), LICENSEE shall promptly provide UNIVERSITY with written notice thereof To enable UNTVERSITY to verify royalty amounts due it pursuant to this Agreement, thereafter, LICENSEE shall render to UNIVERSITY, with each of its royalty payments hereunder, a written report separately setting forth the number of LICENSED PRODUCT(S) sold, leased or otherwise transferred by LICENSEE and any sublicensee, the exchange rates used, and the Net Selling Price billed or invoiced by LICENSEE in connection with the sale, lease or other transfer of any LICENSED PRODUCT(S) during the preceding ACCOUNTING PERIOD and upon which royalty payments are payable as provided in Article 5 All such reports shall be certified by a knowledgeable officer of LICENSEE to be correct, to the best of the officer's subjective knowledge, If no sales, leases or other transfers for1 consideration of LICENSED PRODUCTS have been made during any ACCOUNTING PERIOD which commences after the first ROYALTY was paid, then a statement to this effect shall be submitted to UNIVERSITY in accordance with reporting requirements of this Agreement

6.2 LICENSEE shall submit a written report to UNIVERSITY, within twenty (20) days after the date of any termination of this Agreement, stating the number of LICENSED PRODUCT(S) sold, leased or' otherwise transferred by LICENSEE and any sublicensee, the exchange rates used, and the Net Selling Price billed or invoiced by LICENSEE in connection with the sale, lease or other transfer of any LICENSED PRODUCT(S) not previously due or reported to UNIVERSITY.

ARTICLE 7 - ACCOUNTING AND CONFIDENTIALITY OF FINANCIAL RECORDS

7.1  LICENSEE shall utilize its best efforts to maintain accurate records of LICENSED PRODUCTS sold, leased or otherwise transferred hereunder, in a central location, sufficient to enable UNIVERSITY to determine the monies payable to UNIVERSITY by LICENSEE under the terms of this Agreement, Such records shall be retained for at least five (5) years following the ACCOUNTING PERIOD for which said records are required to be made LICENSEE shall make such records available for inspection by UNIVERSITY and/or individuals authorized by UNIVERSITY upon reasonable notice at any reasonable time during normal business hours to the extent necessary for UNIVERSITY to determine payments due under the terms of this AGREEMENT, but not for more than one three week period during any calendar year. LICENSEE shall permit UNIVERSITY or individuals authorized by UNIVERSITY to copy all or portions of such records at UNIVERSITY'S expense

7.2  UNIVERSITY agrees that such records, and the information UNIVERSITY obtains from LICENSEE therefrom or related thereto, are proprietary property of LICENSEE and are confidential, UNIVERSITY agrees that neither it nor its employees or agents shall disclose such records or information to any person or entity for1 any reason or use such records or information for any purpose other than UNIVERSITY'S determination of the payments due hereunder or as required to be disclosed by operation of law, The violation of the terms of this Article 1,2 shall cause irreparable harm to LICENSEE which harm cannot be remedied by money damages and that LICENSEE shall be entitled to injunctive relief in the event of an alleged breach of this provision without placing a bond or other security and without proving the likelihood of success on the merits of any underlying claim. The covenants of this Article 7,2 shall survive the termination of this Agreement

7.3  In the event such examination discloses a deficiency in the monies paid to UNIVERSITY, LICENSEE immediately shall pay to UNIVERSITY such deficiency, together with interest thereon as provided in this Agreement and, in addition, shall reimburse UNIVERSITY for the reasonable cost of such examination if: (a) such examination and (b) any subsequent examination conducted by LICENSEE both show an underpayment in excess often percent ( 1 0%) of the amounts actually due for the ACCOUNTING PERIOD in question

7.4 LICENSEE shall pay interest on any amounts payable pursuant to Paragraph 7.2, at two (2) points above the minimum APR for mid-term loans, as published by the IRS for the month in which the amount was due, rather than the rate set forth in Paragraph 5.7. Such interest shall be calculated from the dates on which the payment of such monies are due through the date of actual payment.

ARTICLE 8 - IMPROVEMENTS

8.1  UNIVERSITY and LICENSEE each shall disclose to the other any IMPROVEMENT (patentable or non-patentable and or copyrightable or non-copyrightable); provided, UNIVERSITY and LICENSEE shall maintain the confidentiality of each other's IMPROVEMENTS that are disclosed in writing, marked "CONFIDENTIAL" and not made public byway of 'a written document

8.2  Subject to Paragraph 8.9, IMPROVEMENTS (patentable and non-patentable and/or copyrightable or non-copyrightable) in the LICENSED PRODUCT and TECHNOLOGY IMPROVEMENTS (patentable and non-patentable and/oi copyrightable or non-copyrightable) made solely by UNIVERSITY shall be owned by UNIVERSITY and shall come under and be subject to the terms of this Agreement with no increase 01 decrease in the royalty rate payable to UNIVERSITY hereunder.

8.3 IMPROVEMENTS (patentable and non-patentable and/or copyrightable or non-copyrightable) in the LICENSED PRODUCT and TECHNOLOGY IMPROVEMENTS (patentable and non-patentable and/or copyrightable or non-copyrightable) made solely by LICENSEE, or by LICENSEE jointly with others not including UNIVERSITY, shall be owned by LICENSEE and shall not come under or be subject to the terms of this Agreement and no royalty or fee shall payable to UNIVERSITY in connection therewith.

8.4 IMPROVEMENTS (patentable and non-patentable and/oi copyrightable or non-copyiightable) in the LICENSED PRODUCT or TECHNOLOGY IMPROVEMENTS (patentable and non-patentable and/or copyrightable or non-copyrightable) made by UNIVERSITY and LICENSEE jointly shall be owned by UNIVERSITY and LICENSEE jointly and shall come under and be subject to the terms of this Agreement with no increase or decrease in the royalty rates payable to UNIVERSITY hereunder, Not less than thirty (30) days before UNIVERSITY engages, or enters a contract to engage, in research or product development in the Field alone or with persons or entities other than LICENSEE during the term of this Agreement and for a period of three years thereafter, UNIVERSITY shall notify LICENSEE of the proposed research, product development or contact and LICENSEE shall have the option to sponsor the research or product development or to enter the contract on terms equivalent to those offered to the other person or entity. In the event an IMPROVEMENT is developed by UNIVERSITY, alone or with others, during the term of this Agreement and for a period of three year's thereafter, LICENSEE shall have the option to license the same under the terms of this Agreement.

8.5 UNIVERSITY may or may not file any patent application(s) in the United States Patent and Trademark Office and/or in any foreign country covering any aspect of any UNIVERSITY IMPROVEMENT and/or any TECHNOLOGY IMPROVEMENT made by UNIVERSITY in the sole and exclusive discretion of UNIVERSITY and at UNIVERSITY'S expense; provided that LICENSEE shall have the option to file any patent application(s) in the United States Patent and Trademark Office and/or in any foreign country relating thereto, if UNIVERSITY elects not to so file, and UNIVERSITY shall cooperate fully in LICENSEE'S application process. UNIVERSITY shall own and shall have full control over the filing, prosecution, issuance and/or maintenance of any and all UNIVERSITY IMPROVEMENT patent applications regardless of who pays the expenses; provided that LICENSEE shall have the option to perform any such services in the event UNIVERSITY fails or neglects to do so.

8.6 LICENSEE may or may not file any patent application in the United States Patent and Trademark Office and/or1 in any foreign country covering any aspect of any LICENSEE IMPROVEMENT in the sole and exclusive discretion of LICENSEE and at LICENSEE'S expense LICENSEE shall own and shall have full control over the filing, prosecution, issuance and/or maintenance of any and all LICENSEE IMPROVEMENT patent applications.

8.7 UNIVERSITY and LICENSEE shall confer with respect to the filing of any patent application(s) in the United States Patent and Trademark Office and/or in any foreign country covering any aspect of any IMPROVEMENT and/or any TECHNOLOGY IMPROVEMENT made by LICENSEE and UNIVERSITY jointly and/or any TECHNOLOGY IMPROVEMENT made solely by LICENSEE The party who pays for the filing, prosecution and maintenance of any such IMPROVEMENT patent application shall control the filing, prosecution, issuance and/or maintenance of same.

8.8 UNIVERSITY and LICENSEE each agree to keep the other fully informed with respect to all their respective IMPROVEMENT and/or TECHNOLOGY IMPROVEMENT patent applications, including but not by way of limitation, providing copies (subject to reasonable requirements of confidentiality) of all pertinent documents, and UNIVERSITY and LICENSEE each agree to cooperate with the other in prosecution of any and all such applications.

8.9 In the event LICENSEE employs any employee of UNIVERSITY as an employee of or consultant to LICENSEE from time-to-time, any IMPROVEMENT and/or any TECHNOLOGY IMPROVEMENT made by such UNIVERSITY employee, alone or with others, in his capacity as a consultant to or employee of LICENSEE, shall be exclusively owned by UNIVERSITY regardless of the circumstances surrounding the conception and/or reduction to practice and such IMPROVEMENTS shall come under and be subject to the terms of this Agreement without any increase or1 decrease in royalty rates payable to UNIVERSITY hereunder.

ARTICLE 9-DUE DILIGENCE

9.1  LICENSEE agrees to conduct a thorough, vigorous and diligent program to commercially exploit the PATENT RIGHTS and LICENSED TECHNOLOGY so that public use shall result therefrom. Accordingly, LICENSEE shall exercise its best efforts to effect introduction and acceptance of LICENSED PRODUCT(S) into the commercial market as soon as commercially reasonable.

ARTICLE 10 - PROSECUTION AND MAINTENANCE OF PATENTS

10.1  UNIVERSITY shall apply for, prosecute, maintain, and own all PATENT RIGHTS in the United States and foreign countries; provided however, LICENSEE shall have reasonable opportunities to designate countries in which it desires UNIVERSITY to file, at LICENSEE'S expense, patent applications and to otherwise advise UNIVERSITY. UNIVERSITY may file any patent application not so designated by LICENSEE, at UNIVERSITY'S expense and LICENSEE shall have the option to reimburse UNIVERSITY for such expense and shall thereupon have the rights and obligations with respect thereto as are set forth in this Agreement, LICENSEE shall cooperate with UNIVERSITY in applying for, prosecuting and maintaining said PATENT RIGHTS and UNIVERSITY shall inform LICENSEE thereabout in a timely manner

10.2 Except for those applications and/or inventions which LICENSEE elects not to file or pay for and UNIVERSITY elects to file and pay for as set forth in Paragraph 9.1, LICENSEE shall pay all fees and expenses, including without limitation attorney fees, incurred by UNIVERSITY in connection with the filing, prosecution, issuance and/or maintenance of any United States or foreign patent applications included in the PATENT RIGHTS, whether such fees and costs were incurred before or after the EFFECTIVE DATE of this Agreement. Upon execution of this Agreement, LICENSEE shall reimburse UNIVERSITY for all reasonable expenses UNIVERSITY has incurred for the preparation, filing, prosecution and maintenance of PATENT RIGHTS, Thereafter, UNIVERSITY shall submit an invoice to LICENSEE documenting the patent-related costs incurred but unpaid to date in each such invoice LICENSEE shall be pay such invoice within thirty (30) days of receipt. All applications for which LICENSEE pays all part of the related expenses shall additionally come under this license agreement.

ARTICLE 11 - PROSECUTION OF INFRINGERS AND DEFENSE OF ACTIONS

11.1 Except as set forth in Paragraph 10,1.2, with respect to any PATENT RIGHTS that are licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent Both parties agree to promptly notify the other of each infringement of such patents of which a party is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall seek and consider1 the views of UNIVERSITY.

11.1.1 If LICENSEE elects to commence an action as described above, UNIVERSITY may, at its sole and exclusive discretion, elect but is not required to join as a party in that action Regardless of whether UNIVERSITY elects to join as a party, UNIVERSITY shall reasonably cooperate with LICENSEE in connection with any such action.

11.1.2 If UNIVERSITY elects to pay one-half of the costs of prosecuting or defending the action, including without limitation the reasonable attorneys' fees incurred, therein by LICENSEE, whether or not UNIVERSITY is joined as a party, UNIVERSITY may jointly control the action with LICENSEE.

11.2  If LICENSEE elects to prosecute or defend an action as described above, and UNIVERSITY does not pay its one-half share of the costs, including attorneys' fees, LICENSEE may deduct from its royalty payments to UNIVERSITY with respect to the patent(s) subject to suit, 50% of LICENSEE'S reasonable, documented, out-of-pocket expenses and costs of such action, including reasonable attorneys' fees paid to outside counsel. If LICENSEE'S expenses and costs exceed the amount of royalties deducted by LICENSEE for the particular calendar year in question, LICENSEE may to that extent reduce the royalties due to UNIVERSITY from LICENSEE in' succeeding calendar years LICENSEE may so deduct until LICENSEE shall have recovered its reasonable, documented, out-of-pocket expenses and costs of such action, including reasonable attorneys' fees paid to outside counsel.

11.3 No settlement, consent judgment or other voluntary final disposition of the suit which results in a judgment against UNIVERSITY may be entered without the prior written consent of UNIVERSITY, which consent shall not be unreasonably withheld.

11.4  Recoveries or reimbursements from actions referenced in this Article 10 shall first be applied to reimburse LICENSEE and then UNIVERSITY for their litigation costs not deducted from loyalties and then to reimburse UNIVERSITY for royalties deducted by LICENSEE pursuant to Paragraph 10,2 Any remaining recoveries 01 reimbursements, including without limitation any enhanced damages awarded by the courts, shall be shared equally by LICENSEE and UNIVERSITY.

11.5  If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article 10, IJNIVERSITY may do so at its own expense, controlling such action and any recoveries or reimbursements shall be applied in accordance with Paragraph 10.4, except that UNIVERSITY shall be reimbursed first and LICENSEE second LICENSEE shall cooperate fully with UNIVERSITY in connection with any such action.

11.6  If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, UNIVERSITY may elect but is not required to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with UNIVERSITY in connection with any such action,

11.7  If LICENSEE commences an action and UNIVERSITY is a legally indispensable party, UNIVERSITY shall have the right to irrevocably assign to LICENSEE all of UNIVERSITY'S right, title and interest in each patent/patent application covering aspects of the LICENSED PRODUCTS owned by UNIVERSITY and the subject of such action (subject to obligations to the government and others having rights in such patent/patent application). Upon such assignment, any action by LICENSEE on that patent/patent application shall thereafter be brought or continue without UNIVERSITY as a party, Notwithstanding any such assignment and regardless of its status as an indispensable party, UNIVERSITY shall cooperate with LICENSEE in connection with any such action, Furthermore, if any patent/patent application is assigned to LICENSEE by UNIVERSITY pursuant to this Paragraph 10.7, such assignment shall require LICENSEE to continue to meet all of its obligations under this Agreement as if the assigned patent or patent applications were still licensed to LICENSEE and owned by UNIVERSITY, If this license is terminated thereafter for any reason, then the patent(s) assigned pursuant to this Paragraph 10.7 shall be assigned to UNIVERSITY by LICENSEE.

ARTICLE 12 - WARRANTY DISCLAIMERS: DISGORGEMENT

12.1 UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION:

(a)  that the manufacture, use, sale and/or other disposition of LICENSED PRODUCT(S) will be free from infringement of any patents or copyrights owned by third parties; will have any value or will be commercially successful to LICENSEE; will work; will be efficacious; OR THAT THE LICENSED PRODUCT(S) IS MERCHANTABLE OR WILL BE FIT AND/OR BE USEFUL FOR ANY PARTICULAR PURPOSE; or

(b)  that any licensed patent is valid, or that the use of PATENT RIGHTS and/or LICENSED TECHNOLOGY in connection with the manufacture, use, sale, offer to sell, import, distribution or other disposal of LICENSED PRODUCT(S) does not infringe upon any patent or other rights not vested in UNIVERSITY.

12.2 Nothing in this Agreement shall be construed as a representation or warranty on the part of UNIVERSITY as to the scope of any PATENT RIGHTS 01 any patent that may issue therefrom.

12.3  UNIVERSITY may furnish information related to the PATENT RIGHTS and/or LICENSED TECHNOLOGY to LICENSEE, but neither UNIVERSITY nor anyone acting on behalf of UNIVERSITY shall be liable for damages arising out of or resulting from anything made available to LICENSEE pursuant to this Agreement or the use thereof UNIVERSITY shall have no responsibility for the ability of LICENSEE to use such information, the quality or performance of the LICENSED PRODUCT(S) produced therefrom by LICENSEE, or its sublicensees, or the claims of third parties arising from the use of such information UNIVERSITY shall have no responsibility for the usefulness of such information, the quality or performance of the LICENSED PRODUCT(S) produced therefiom by LICENSEE, its sublicensees, permitted assignees, or the claims of third parties arising from the use of such information.

12.4 Nothing in this Agreement shall be construed as a representation, warranty or obligation on the part of UNIVERSITY to provide any technical information or assistance of any nature or kind whatsoever for' any reason, except only to the extent as might be specifically provided herein.

12.5 LICENSEE and its sublicensees shall make no statements, representations or warranties whatsoever to any third parties that are inconsistent with the provisions of this Article 11.5 LICENSEE shall include the terms of this Article 11 in any sublicense granted or permitted assignment made by LICENSEE.

12.6 Despite any term or limitation in this Agreement to the contrary, in the event LICENSEE is ordered by a court or arbitrator to pay damages to any person or entity as a consequence of a successful challenge to a PATENT RIGHT and/or LICENSED TECHNOLOGY and/or LICENSED PRODUCT and such order is not appealed 01 is affirmed, LICENSEE shall be entitled to repayment from UNIVERSITY of the ROYALTIES paid by LICENSEE to UNIVERSITY relating to the sale, lease 01 other transfer of LICENSED PRODUCT(S) or LICENSED TECHNOLOGY using the challenged rights or interests.

ARTICLE 13 - RIGHT TO ENTER

13.1  UNIVERSITY represents that UNIVERSITY has the right and authority to enter into this Agreement; to grant the rights and licenses granted herein; and to bind UNIVERSITY to the teims and obligations set forth herein.

13.2  LICENSEE represents and warrants that LICENSEE has the right and authority to enter into this Agreement; to grant the rights granted herein; and to bind LICENSEE to the terms and obligations set forth herein.

ARTICLE 14 - COMPLIANCE WITH LAWS

14.1 LICENSEE and UNIVERSITY agree to comply with all applicable laws and regulations relating to the performance of their respective obligations hereunder.

14.2 Without narrowing the broad application of Article 13,1, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data including, without limitation, the International Traffic in Arms Regulations (ITAR) and all Export Administration Regulations of the United States Department of Commerce These laws and regulations, among other things, may prohibit or require a license for' the export of certain types of technical data to certain specified countries, LICENSEE hereby agree and by entering into this Agreement give written assurance it will comply with all United States and foreign laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of any such laws and regulations by LICENSEE, and that it will indemnify, defend and hold UNIVERSITY harmless from any liability in the event of any legal action of any nature occasioned by such violation.

14.3  UNIVERSITY represents to LICENSEE that the PATENT RIGHTS were not developed, in whole or in part, with federal assistance, and that US, Code, Title 35, Chapter 18, Patent Rights in Inventions, Made with Federal Assistance, (as may be amended or supplemented) and related regulations do not apply to the PATENT RIGHTS or other rights licensed by UNIVERSITY hereunder.

ARTICLE 15 - LIABILITY

15.1 Subject to the provisions in Paragraph 11,6, LICENSEE shall indemnify, defend and forever hold UNIVERSITY, its current and former Regents, officers, and employees, harmless from and against liability for any and all claims, demands, damages, losses, costs and expenses (e g.., attorneys' fees), fines, penalties and judgments of any kind or nature whatsoever (collectively "Damages"), including without limitation, Damages for bodily injury, death, personal injury, illness, property damage and/or products liability directly or indirectly arising out of, resulting from or in any way connected with (i) the non-UNIVERSITY use of LICENSED PRODUCT(S) and/or PATENT RIGHTS and/or LICENSED TECHNOLOGY, (ii) the non-UNIVERSITY development, manufacture, sale, offer to sell, import, distribution, sublicensing, transfer or other disposition, advertising and promotion of LICENSED PRODUCT(S) and/or PATENT RIGHTS and/or LICENSED TECHNOLOGY, (iii) the non-UNIVERSITY operation of LICENSEE'S business and/or otherwise relating to LICENSEE'S performance under this Agreement or that of its customers, distributors, sublicensees, or other transferees, and (iv) any breach of any obligation, covenant, representation and/or warranty of LICENSEE hereunder, LICENSEE shall promptly notify UNIVERSITY of any such claim,

15.2 The liability of UNIVERSITY for breach of this Agreement shall not, in the aggregate, exceed LICENSEE' S payments under this Agreement.

15.3 LICENSEE shall insert into all of its sublicenses, provisions making this Article 14 expressly applicable to its sublicensees.

15.4 TO THE EXTENT PERMITTED BY STATE LAW, NEITHER UNIVERSITY NOR LICENSEE OR ANY SUBLICENSEE SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES, WHETHER ARISING IN TOP.T, CONTRACT, PRODUCT LIABILITY, BREACH OF STATUTORY DUTY OR OTHERWISE, UNDER ANY CIRCUMSTANCES EVEN IF ONE PARTY HAS NOTIFIED THE OTHER PARTY OF THE POSSIBILITY OF ANY SUCH DAMAGES.

ARTICLE 16 - INSURANCE

16.1  Without limiting LICENSEE'S indemnity obligations under, Paragraph 14.1, LICENSEE shall purchase and maintain in effect commercial general liability insurance in amounts not less than One Million Dollars ($1,000,000.00) per incident and Three Million Dollars ($3,000,000.00) annual aggregate and naming the UNIVERSITY as an additional insured, Such insurance shall provide (i) product liability coverage coveting all claims with respect to LICENSED PRODUCT(S) and (ii) broad form contractual liability coverage for LICENSEE'S indemnification under this Agreement Such policy(s) shall be written by such company(s) as UNTVERSITY shall approve and shall be licensed to do business in Oklahoma, Any carrier' providing coverage shall have a minimum "Best" rating of "A-, VII."

16.2  LICENSEE shall furnish a certificate of such insurance to UNIVERSITY on or before the date of first sale, lease or other transfer of LICENSED PRODUCT(S) (and annually thereafter) Certificates must: provide for thirty (30) days' advance written notice to UNIVERSITY of any cancellation, non-renewal or material change in such insurance; state that IMTVERSITY has been endorsed as an additional Insured under the policy(s); and include a provision that the coverage will be primary to and will not participate with, nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY., Upon request by IJNIVERSITY, LICENSEE shall provide a full and complete copy of any and all insurance policies required under this Agreement and/or a certified accounting of any and all claims made and/or paid against each and all such policies of insurance.

16.3  LICENSEE shall maintain such commercial general liability insurance during the period that any product, process, or service, relating to or developed pursuant to this Agreement is being sold, leased or otherwise transferred by LICENSEE 01 by a sublicensee and for a reasonable period of time thereafter which in no event shall be less than five (5) years.

ARTICLE 17 - PUBLICATION

Subject to confidentiality provisions and except to the extent LICENSEE is required by securities laws to make certain disclosures, UNIVERSITY and LICENSEE shall each have the right at its discretion to release non-proprietary information or to publish any material resulting from the Project., The party proposing to publish will furnish a copy of any proposed publication to the other party for its review at least thirty (30) days in advance of submission for publication UNIVERSITY shall not publish any material or information designated by LICENSEE, in its sole discretion, as confidential or proprietary Publication of specific results maybe delayed for a limited period, not to exceed sixty (60) days, to protect any patentable subject matter and remove LICENSEE Proprietary Information contained in the publication No unreasonable delay shall be imposed on the filing, defense or publication of any student thesis or dissertation. UNIVERSITY shall give LICENSEE the option of being acknowledged in such publication for its sponsorship of the Project.

ARTICLE 18 - USE OF NAMES AND LOGOS

Each party specifically agrees that no public use of whatever nature will be made of the name, employees, trademarks, or any logo of the other party without the express, prior written permission of such party, such permission to be given or withheld in the sole and exclusive discretion of the such party.

ARTICLE 19 - TERMINATION

19.1  This LICENSE may be terminated at any time by mutual written agreement of the parties.

19.2  hi the event of default of this LICENSE or any other agreement between the parties, the nondefaulting party may terminate this Agreement as follows:

(a)  The nondefaulting party shall give the defaulting party notice that sets forth a detailed statement of the default.

(b)  The defaulting party shall have a cure period of thirty (30) days from the effective date of notice in which to cute the default.

(c)  If the default is not cured within the cure period, the nondefaulting party may terminate the rights and licenses granted in this Agreement and/or terminate any other agreement between the nondefaulting party and the defaulting party by sending notice of termination to the defaulting party.

19.3  Termination of the rights and licenses granted in this Agreement for any cause shall not release LICENSEE from the obligation to pay ROYALTIES on monies received by LICENSEE on or before the date of termination.

19.4 In the event the rights and licenses granted to LICENSEE by the terms of this Agreement are terminated for any reason , LICENSEE shall execute any and all instruments the UNIVERSITY deems necessary and desirable, if any, to re-vest said rights and licenses in UNTVERS1TY Furthermore, LICENSEE immediately shall cease making, using, selling or otherwise disposing of any product or service based on, in whole or in part, or incorporating, in whole or in part, or using, in whole or in part, any PATENT RIGHTS or LICENSED TECHNOLOGY, including without limitation products or services based on LICENSED PRODUCTS, and LICENSEE immediately shall cease making, using, selling or otherwise disposing of any LICENSED PRODUCT(S) In the event the termination is disputed by LICENSEE, then the actions called for in this Paragraph 19.4 shall not be required unless and until the dispute is resolved in favour of UNIVERSITY by the parties.

19.5 The termination of this Agreement and/or the termination of the rights and licenses granted in this Agreement or words of similar import means only that the rights and licenses granted in Article 3 (Grant and Disclosure), Article 4 (Sublicensing), and the provisions of Article 10 (Prosecution and Maintenance of Patents) are terminated, and all other provisions of this Agreement shall survive any such termination; provided, the provisions of Article 5 (Royalties and Payment), Article 6 (Royalty Reports) and Article 7 (Accounting) shall survive only with respect to any monies or' other consideration accrued or accruable prior to termination and reports required thereby; and provided further and as set forth therein, the provisions of Article 8 shall survive only to the extent necessary: (i) to effect LICENSEE'S disclosure and confidentiality requirements under Paragraphs 8.1 and 8.8; (ii) to effect joint ownership in IMPROVEMENTS made by LICENSEE and UNIVERSITY jointly and to preserve the options and rights granted LICENSEE under Paragraph 8.4 prior to or after termination; (iii) to effect ownership in UNIVERSITY in TECHNOLOGY IMPROVEMENTS made by LICENSEE and UNIVERSITY jointly under Paragraph 8.5 prior to or after termination as provided in that section; and, (iv) to effect the rights and licenses in UNIVERSITY to LICENSEE IMPROVEMENTS pursuant to and as provided in Paragraph 8.7.

ARTICLE 20 - MARKING

LICENSEE agrees to mark all LICENSED PRODUCT(S) sold or otherwise disposed of by it under the license granted in this Agreement with the word "Patent No. __ " if patent(s) has/have issued and "Patent Pending" during the period of pending claims and to so require its sublicensees.

ARTICLE 21 - NOTICES

21.1 All notices, requests, demands and other communications required or permitted to be delivered hereunder shall be in writing, Such notices, requests, demands and other communications shall be deemed to have been given three business days after being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

UNIVERSITY:	Office of Technology Development
The University of Oklahoma One
Partners Place, Suite 1510 350
David L Boren Blvd Norman,
OK 73072-7264 (405) 325-3800

with a copy to

LICENSEE:	Matin Keating
3DICON Corporation
P., O,. Box 470941
Tulsa, OK 74147-0941
(918) 492-5082
mkauthor @aol.com

with a copy to:	John MO' Connoi
15 W, 6th Street Suite 2700
Tulsa, OK 74119
Fax no,: (918)587-0102
joconnor@newtonoconnor.com,

21.2  Written notice shall be effective as of the date of receipt, if a business day, or otherwise on the next business day thereafter, Further, either party may change its address for notice by giving the other party written notice of the new address

ARTICLE 22 - GENERAL MATTERS

22.1 Choice of Law. THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OKLAHOMA.

22.2 Injunctive Relief. ANY LAWSUIT OR REQUEST FOR IN.TUNCTIVE RELIEF IN CONNECTION WITH THIS AGREEMENT SHALL BE FILED IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF OKLAHOMA, TO WHICH JURISDICTION AND VENUE THE PARTIES EXPRESSLY AGREE.

22.3  The parties agree that this Agreement shall be binding upon their respective successors, assigns or transferees of any and every nature, if assignment and/or transfer is permitted by the e specific terms of this Agreement.

22.4 If any part of this Agreement is ever ruled to be invalid, illegal, or unenforceable by a court or ther body of competent jurisdiction, the remainder of this Agreement shall continue in full force and effect and shall be deemed modified to the minimum extent necessary to make it enforceable; Provided however:

(a)  The effect of the ruling in question shall be strictly limited to the jurisdiction of the body making the ruling; and,

(b)  If the ruling in question is subsequently overruled or obviated by Legislative, judicial or other action, the severed provision(s) of this Agreement shall be returned to furl force and effectiveness

22.5 Entire Agreement. This Agreement, along with the SRAs and the confidentiality agreement referenced in Paragraph 3.6, constitute the entire agreement of the parties with respect to the subject matter hereof and replaces and supersedes all prior agreements, understandings and negotiations of the parties, whether written or oral. The parties each represent that no promises, representations or inducements have been made by the other party with respect to the subject matter of this Agreement except as specifically and expressly set forth herein or in the SRAs or the confidentiality agreement. This Agreement may not be changed, altered, modified or amended except by an agreement in writing identified as an amendment hereto and signed by LICENSEE and UNIVERSITY.

22.6 Waiver. No waiver shall be deemed to be made by any party of any right under this Agreement unless the waiver is in writing signed by that party. Each waiver, if any, shall be a waiver only with respect to the specific instance involved. No waiver shall impair the rights of the waiving party or the obligations of the other party in any other respect at any other time.

22.7 Execution. The terms of this Agreement shall be binding upon either of the parties until it has been properly executed on behalf of each party to the Agreement in the spaces provided below. It is then effective as of the EFFECTIVE DATE. This Agreement may be executed in several counterparts, each of which shall be deemed the original, but all of which shall constitute one and the same instrument. Further, the parties may sign a telefaxed copy of this Agreement and any such telefaxed copy shall be deemed to be an original and no objection shall be made to the introduction into evidence of any telefaxed copy on the grounds related to the telefaxed copy not being an original. Executed originals shall be forwarded to the other parties promptly.

22.8 No Partnership, Joint Venture or Agency. Nothing in this Agreement shall be construed to make either party the legal representative, agent, partner or joint venturer of the other party, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, either express or implied, in the name of or on behalf of the other party.

22.9 Attorneys’ Fees and Costs. In the event an action is brought by a party to this Agreement seeking to enforce any provision hereof, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs, including fees paid to expert witnesses, from the other party in such action.

WHEREFOR, the parties have signed this Agreement as provided below.

THE BOARD OF REGENTS OF THE		LICENSEE
UNIVERSITY OF OKLAHOMA

By:	By:
W. Arthur Porter, Ph.D., University Vice
President for Technology Development		Name:
Title:

Date:	Date:

ADDENDUM

Dr ______ acknowledges that he/she has been given a copy of the foregoing Agreement, has read and understands it and that he/she desires the UNIVERSITY to enter into said Agreement. Dr., ______ acknowledges his/her duties to abet the transfer of the LICENSED TECHNOLOGY to LICENSEE and agrees to co-operate and do all things reasonably necessary to effect the purposes for which this Agreement was entered into between the parties.

ACKNOWLEDGED AND AGREED:

By:	By:

Date:	Date:

EXHIBIT A

LICENSED PATENT RIGHTS

EXHIBIT B

CONFIDENTIALITY AGREEMENT

This Agreement is entered into by and between __________________ , maintaining its corporate office at __________________ , referred to as ("COMPANY"), and the Board of Regents of the University of Oklahoma by and through The Office of Technology Development, maintaining its office at 660 Parrington Oval, Evans Hall, Room 201, Norman, Oklahoma, 73019-0628, referred to as ("UNTVERSITY"), effective on the date when executed by the last patty hereto to sign below.

WTTNESSETH

WHEREAS, UNIVERSITY possesses certain valuable and confidential information and data relating to ________________________ ("INFORMATION"); and

WHEREAS, such INFORMATION is considered by UNIVERSITY to be confidential and to constitute a valuable asset; and

WHEREAS, UNIVERSITY is willing to disclose such information to COMPANY for the purpose of evaluating said INFORMATION to determine its interest in licensing said INFORMATION,

NOWTHEREFORE, the parties agree as follows:

1.
After execution of this Agreement, UNIVERSITY shall disclose to COMPANY certain INFORMATION and COMPANY shall accept and hold such INFORMATION in confidence for five (5) years from the effective date of this Agreement. All INFORMATION shall be labeled "CGNFIDENTIAL", or if communicated orally, confirmed in writing within thirty (30) days of such oral communication as being "CONFIDENTIAL.''

2.
Without prior written consent of UNIVERSITY, COMPANY shall neither disclose to any third party not permit any third party to have access to any INFORMATION nor use such INFORMATION for any purpose other than as set forth in tins Agreement COMPANY shall disclose INFORMATION only to those of' its employees who have a need to know for the purposes stated above and shall require from those employees obligations of confidentiality, non-disclosure and non-use consistent herewith.

3.	The aforementioned confidentiality obligations assumed by COMPANY shall not apply to any INFORMATION that COMPANY can clearly demonstrate fells within any of the following categories:

(a)
Information which was in the public domain prior to disclosure by the UNIVERSITY or which subsequently conies into the public domain through no Emit of COMPANY, in either case as evidenced by documents which were generally published prior to such disclosure; or,

(b)	Information that COMPANY can demonstrate by means of presently existing prior written records to have been already known or within COMPANY'S legitimate possession; or

(c)	Information received in good faith by COMPANY from a third party that was lawfully in possession of the information and had the unrestricted light to disclose the same; or,

(d)
Information that COMPANY can demonstrate by means of written records to have been independently developed by the COMPANY without the aid, application or use of the UNIVERSITY'S confidential information by person(s) who have not had access to the UNIVERSITY'S confidential information; or,
(e)	Information that is required to be disclosed by operation of law.

4.	For purposes of keeping INFORMATION confidential, COMPANY shall use efforts at least commensurate with those employed by COMPANY for the protection of its own confidential information.

5.	UNIVERSITY does not make any representation or warranty regarding the accuracy or completeness of the INFORMATION.

6.
Except as specifically provided in tins Agreement, no license or any oilier right to use the INFORMATION is granted,. The disclosure of INFORMATION by UNIVERSITY to COMPANY shall not result in any obligation on the part of either party to enter into any further agreement relating to the INFORMATION or to undertake any other obligation not set forth in a written agreement signed by both parties.

7.
INFORMATION furnished by UNIVERSITY to COMPANY shall remain UNIVERSITY'S property unless otherwise agreed as provided herein, and any documents furnished to COMPANY by UNIVERSITY or any excerpts, notes or copies made therefrom containing such INFORMATION shall be promptly returned to UNIVERSITY within one hundred and twenty (120) days from the effective date of this Agreement or within any extension period granted in writing by UNIVERSITY

8.	Neither party shall be entitled to assign its rights hereunder without the express written consent of the other party.

9.
This Agreement contains the entire understanding between the parties with respect to the matters contemplated herein and supersedes all previous written and oral negotiations, commitments, and understandings. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in wilting signed by each of the patties and making reference to this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their agents, successors, employees and permitted assigns.

10.	A valid waiver of any term or condition of this Agreement must be in writing and shall not be deemed or construed to be a waiver of' such term or condition for the future, or of any subsequent breach.

11.	If any court of competent jurisdiction holds any part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

12.	A facsimile signature by any party to this Agreement shall be deemed sufficient to indicate acceptance of the terms and obligations of the same.

13.
The validity and effect of 'this Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Oklahoma, United States of America, without regard or giving force and effect to the principles of conflicts of laws of Oklahoma or any other state, Any action to interpret or enforce this agreement shall be brought in the District Court for Cleveland County, Oklahoma or the United States District Court for the Western District of Oklahoma, as appropriate.

14.
The undersigned warrant and represent that they are duly authorized to execute this Agreement and legally bind their respective parties to its terms and conditions and when fully executed this Agreement constitutes the legal, valid, and binding obligation of me parties.

WHEREFOEE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

COMPANY		THE BOARD OF REGENTS OF THEUNIVERSITY OF OKLAHOMA

By: .„		By:
Dan G. Davis Executive Director
Title:	_____________: _____________	Title:	Office of Technology Development

Date:	______________	Date:	_____________